Exhibit 10.3

Execution Version

FIRST AMENDMENT TO LIBERTY INTERACTIVE CORPORATION
EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment to Executive Employment Agreement (this “Amendment”), dated effective as of March 9, 2018 (the “First Amendment Effective Date”), is made by and between Liberty Interactive Corporation, a Delaware corporation (the “Company”), and Gregory B. Maffei (the “Executive”).

RECITALS

A. The Company and Executive have entered into an Executive Employment Agreement dated effective as of December 29, 2014 (the “Employment Agreement”), pursuant to  which Executive serves as the President and Chief Executive Officer of the Company. Capitalized terms used in this Amendment and not defined herein have the meanings given to such terms in the Employment Agreement.

B. The Company, Liberty Interactive LLC and GCI Liberty, Inc. (f/k/a General Communication, Inc.) (“GCI Liberty”) are parties to the Agreement and Plan of Reorganization dated as of April 4, 2017 (as amended pursuant to Amendment No. 1 to Reorganization Agreement, dated as of July 19, 2017, and Amendment No. 2 to Reorganization Agreement, dated as of November 8, 2017, and as may be further amended or supplemented, the “Reorganization Agreement”).  Upon completion of the Split-Off (as defined in the Reorganization Agreement), the Company will cease to have Series A and Series B Liberty Ventures common stock.

C. The Company and the Executive are entering into this Amendment to document their mutual agreement regarding certain matters related to the Split-Off, including that from and after the First Amendment Effective Date, the Executive’s title and position with the Company shall be changed to “Chairman of the Board.”

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and the Executive agree as follows:

1. Amendments to Employment Agreement.

a. With respect to the period from and after the Amendment Effective Date, (i) the reference in clause (vi)(A) of the definition of Change in Control to “chief executive officer” is replaced with the words “chairman of the board with the same duties and authority as set forth in Sections 3.1 and 3.3 of this Agreement, or chief executive officer” and (ii) the words in clause (ii) of the definition of Good Reason “chief executive officer of a publicly-traded company” are replaced with the words “chairman of the board with the same duties and authority as set forth in Sections 3.1 and 3.3 of this Agreement.”

b. Section 3.1 of the Employment Agreement is amended and restated in its entirety to read as follows with respect to the period from and after the Amendment Effective Date:

“3.1Title and Reporting.  During the Employment Period from and after the First Amendment Effective Date, the Executive will be employed as the Chairman of the Board of the Company, and he will report solely and directly to the Board.”

c. Section 3.3 of the Employment Agreement is amended and restated in its entirety to read as follows with respect to the period from and after the Amendment Effective Date:

“3.3Duties.  During the Employment Period from and after the Amendment Effective Date, the Executive will perform such duties as are consistent with his title and position as Chairman of the Board of the Company, as such duties are described below:

The Chairman of the Board shall have overall responsibility for the management and direction of the business and affairs of the Company and shall exercise such duties as customarily pertain to the office of Chairman of the Board.  He shall be the senior officer of the Company. No other employee of the Company will have authority or responsibilities that are equal to or greater than those of the Executive, and the President and Chief Executive Officer of the Company will report directly to the Executive. In case of the inability or failure of the President to perform his duties, he shall perform the duties of the President.  He may appoint and terminate the appointment or election of officers, agents or employees other than those appointed or elected by the Board of Directors.  He may sign, execute and deliver, in the name of the Company, powers of attorney, contracts, bonds and other obligations.  The Chairman of the Board shall preside at all meetings of stockholders and of the Board of Directors at which he is present. Notwithstanding the foregoing, the Executive will not be required to perform any duties or responsibilities which would be likely to result in non-compliance with, or a violation of, any applicable law or regulation.

d. The second sentence of Section 3.4 of the Employment Agreement is amended and restated in its entirety to read as follows with respect to the period from and after the Amendment Effective Date:

‘Taking into account the foregoing, the Executive may also serve as the President and CEO of Liberty Broadband, TripAdvisor Holdings and GCI Liberty, and as a director of such entities, during the Employment Period and such service shall not in any way be deemed (1) to breach this Agreement or any other agreement between the Executive and the Company or (2) to interfere with the performance of his duties hereunder.”

e. With respect to the period from and after the Amendment Effective Date, the words “the Chairman of the Company’s Board (the “Chairman”)” in Section 4.10(c)(iii) of the Employment Agreement are replaced with the words “John C. Malone (“Malone”)”, and all other references to “the Chairman” in Sections 4.10(c)(iii), (iv) and (v) are replaced with the words “Malone.”

2. Award Agreements. All references to the “Employment Agreement” in the Equity Award Agreements and in any other agreements with respect to equity awards of the Company held by the Executive as of the First Amendment Effective Date, are hereby amended to be references to the Employment Agreement as amended by this Amendment.

3. Other Agreements.  Notwithstanding anything to the contrary in the Employment Agreement, the Executive agrees that (a) the changes made pursuant to this Amendment, including to the Executive’s title, duties and reporting obligations, do not constitute “Good Reason” within the meaning of the Employment Agreement, (b) because Executive will be appointed as President and Chief Executive Officer of GCI Liberty, the Split-Off does not constitute a Change in Control within the meaning of the Employment Agreement, and (c) the inability of the Company following the Split-Off to issue LVNTB equity awards pursuant to the Employment Agreement does not constitute a breach of such agreement, it being agreed that all equity awards to be issued pursuant to the Employment Agreement after the First Amendment Effective Date will be QVCB equity awards.

4. Miscellaneous. Except as amended pursuant to this Amendment, the Employment Agreement remains in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Executive Employment Agreement to be effective as of the Amendment Effective Date.

LIBERTY INTERACTIVE CORPORATION

By: /s/ Richard N. Baer

Name:  Richard N. Baer

Title:    Chief Legal Officer

EXECUTIVE:

/s/ Gregory B. Maffei

Gregory B. Maffei